Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222612

PROSPECTUS SUPPLEMENT NO. 2

TO THE PROSPECTUS DATED JANUARY 26, 2018

Pershing Gold Corporation

This Prospectus Supplement No. 2 updates, amends and supplements our Prospectus dated January 26, 2018 (the “Prospectus”).

We have attached to this Prospectus Supplement No. 2 the Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 1, 2018 (without exhibits). The attached information updates, amends and supplements the Prospectus.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus as previously supplemented. To the extent information in this Prospectus Supplement No. 2 differs from, updates or conflicts with information contained in the Prospectus as previously supplemented, the information in this Prospectus Supplement No. 2 is the more current information, except that to the extent information in this Prospectus Supplement No. 2 differs from, updates or conflicts with information contained in the Prospectus Supplement No. 1, the information in Prospectus Supplement No. 1 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 6 of the Prospectus and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 28, 2018, for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 13, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2018

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 - Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On January 29, 2018, Debra Struhsacker notified Pershing Gold Corporation (the “Company”) that she intended to resign as Senior Vice President of the Company, effective January 31, 2018. Ms. Struhsacker is one of the Company’s named executive officers.

Simultaneously with Ms. Struhsacker’s resignation, the Company and Ms. Struhsacker entered into a Consulting Agreement effective February 1, 2018 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Ms. Struhsacker will be paid a retainer fee of $15,000 per month for 60 hours of consulting services per month relating to the Company’s Relief Canyon Mine project and other exploration and mining projects. In addition, Ms. Struhsacker will be paid an hourly rate of $250 per hour for professional time required in excess of 60 hours per month. Ms. Struhsacker will be paid performance bonuses of up to an aggregate of $300,000 in cash and stock options upon the achievement of certain performance milestones relating to Phase II of the Company’s Relief Canyon Mine project and government relations activities.

This summary of the Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement that is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)       The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description
10.1	Consulting Agreement between Pershing Gold Corporation and Debra Struhsacker, dated as of January 29, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2018

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller